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                                                                    EXHIBIT 99.2

[ARRAY BIOPHARMA LOGO]

PRESS RELEASE

CONTACT:          Tricia Haugeto
                  (303) 381-6600

ARRAY BIOPHARMA INC. BOARD ADOPTS STOCKHOLDER RIGHTS PLAN

PLAN EXPIRES AUGUST 2, 2011

BOULDER, Colorado - August 3, 2001 -- Array BioPharma Inc. (NASDAQ: ARRY) announced today that its Board of Directors has adopted a Stockholder Rights Plan in which preferred stock purchase rights will be granted as a dividend at the rate of one right for each share of Common Stock held of record as of the close of business on August 27, 2001. The Rights Plan expires on August 2, 2011.

Array's adoption of the Rights Plan, which is similar to plans adopted by more than 2,200 publicly-traded companies, is designed to ensure that Array's stockholders receive fair and equal treatment in the event of an unsolicited attempt to take control of the Company and to deter coercive or unfair takeover tactics by potential acquirers. The rights are not being distributed in response to any specific effort to acquire control of Array, and the Board of Directors is not aware of any effort by a third party to acquire control of Array.

In implementing the Rights Plan, the Board has declared a dividend of one right for each outstanding share of Array Common Stock. Each right initially would entitle the holder thereof to purchase one-one hundredth of a share of a newly created class of Preferred Stock. One-one hundredth of a share of Preferred Stock is intended to be approximately the economic equivalent of one share of Common Stock. The rights will expire on August 2, 2011.

"The Board believes that adoption of a Rights Plan is the best available means of protecting the full value of our stockholders' investment and encouraging potential acquirers to negotiate with the Board of Directors prior to attempting a takeover," said Robert E. Conway, Chief Executive Officer and Board member. "The Rights Plan is not intended to prevent a fair takeover of the Company but to ensure our stockholders receive fair and equal treatment in the event of a takeover."

Initially, the rights are represented by the Company's Common Stock certificates and are not currently exercisable. The rights will be exercisable only if a person or group becomes the beneficial owner of 15% or more of Array's Common Stock or commences, or publicly announces an intention to commence, a tender or exchange offer which would result in its ownership of 15% or more of the Common Stock. The exercise price is $70.00 per right. Ten days after a public announcement that a person or group has become the beneficial owner of 15%




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or more of the Common Stock, all holders of rights, other than the acquiring person or group, would be entitled to purchase Common Stock of the Company upon the payment of the exercise price at one-half of the then-current market price. If the Company is acquired in a merger, or 50% or more of the Company's assets are sold in one or more related transactions, each right would entitle the holder thereof to purchase common stock of the acquiring company at half of the then-current market price of such common stock.

At any time after a person or group becomes the beneficial owner of 15% or more of the Common Stock, Array's Board of Directors may exchange one share of Common Stock for each right, other than rights held by the acquiring person or group. The Board generally may redeem the rights for $0.001 per right at any time until ten days following the public announcement that a person or group has acquired beneficial ownership of 15% or more of the outstanding Common Stock.

Details of the Rights Plan will be mailed to all stockholders of the Company.

Array BioPharma is a drug discovery company creating new drugs through innovations in chemistry and structural biology. Array's world-class scientific team integrates chemistry and structural biology with an information-based technology platform to create higher quality drug candidates. Array provides drug discovery expertise to collaborators and for its own proprietary research. For more information on Array BioPharma, please visit the company's web site at www.arraybiopharma.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve significant risks and uncertainties, including those discussed below and described more fully in reports filed by Array with the Securities and Exchange Commission, including our final prospectus as filed on November 16, 2000. Because these statements reflect our current expectations concerning future events, our actual results could differ materially from those anticipated in these forward-looking statements as a result of many factors. These factors include, but are not limited to, our ability to achieve and maintain profitability, the extent to which the pharmaceutical and biotechnology industries are willing to collaborate with third parties on their drug discovery activities and our ability to attract and retain experienced scientists and management. We are providing this information as of August 3, 2001. We undertake no duty to update any forward-looking statements to reflect the occurrence of events or circumstances after the date of such statements or of anticipated or unanticipated events that alter any assumptions underlying such statements.